EXHIBIT 99.1


AVIATION SALES COMPANY COMPLETES ACQUISITION OF APEX
MANUFACTURING INC.



MIAMI--(BUSINESS WIRE)-- Jan. 6, 1998--Aviation Sales Company (NYSE:AVS-news) announced today that it acquired Apex Manufacturing Inc., a precision aerospace parts manufacturer.

Aviation Sales issued 238,572 shares of common stock in exchange for substantially all of the assets and liabilities of Apex. The transaction is valued at approximately $8.35 million and will be accounted for as a pooling-of-interests.

Apex, a privately held company headquartered in Phoenix, Arizona manufactures precision aerospace parts and specializes in the machining of metal parts including precision shafts, fuel shrouds, housings and couplings for aerospace actuating systems, fuel controls and engines. As part of the transaction, key members of Apex's management group signed long-term employment agreements with Aviation Sales and will assume ongoing management of the company.

Dale Baker, Chairman and CEO commented: "The acquisition of Apex further expands Aviation Sales manufacturing capabilities in the precision aerospace machined parts business and compliments the earlier acquisition of Kratz-Wilde. The acquisition creates the opportunity for Aviation Sales to provide a broader range of manufacturing services to key customers such as Allied Signal, GE and Boeing. We expect the acquisition to be slightly accretive to 1998 earnings."

Avaition Sales is a recognized worldwide leader in the aircraft spare parts market, manufacturing, selling and repairing parts for Boeing, McDonnell Douglas, Lockheed and Airbus aircraft, and Pratt & Whitney, General Electric and Rolls Royce jet engines. Offering inventory management services, including purchasing services, repair and repair management, warehouse management, aircraft disassembly services and consignment and leasing of aircraft spare parts, Aviation Sales is a leader in Total Inventory Solutions designed to meet the diverse needs of its customers.

This press release contains forward-looking statements, which involve risks and uncertainties. Aviation Sales' actual results could differ materially from the results anticipated herein. For further information, please see Aviation Sales' Annual Report on Form 10-K, as amended, for the 1996 fiscal year.


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